                                  EXHIBIT 10.18



                      ENERGY WEST LONG TERM INCENTIVE PLAN
                            AMENDED NOVEMBER 15, 2001

1.  INTRODUCTION

ENERGY WEST, Incorporated (hereafter EWST) by action of its Board of Directors has approved the principles contained herein. That action arose after management presented to the Board of Directors a three year financial forecast that included certain targets for earnings per share (EPS) and total shareholder return (TSR). The three year plan establishes earnings targets measured by EPS of $.70 in fiscal year 2000, $.77 in fiscal year 2001 and $.85 in fiscal year 2002. It also established a goal of a 50% TSR by the end of fiscal year 2002. Therefore the Board has identified an incentive package tied to the accomplishment of these goals.

2.   Definitions:

         a. Annual Incentive -- means the amount paid to a Participant at the conclusion of fiscal year 2000, 2001 or 2002. It is calculated by assuming the existence of 183,000 shares of stock (phantom shares) see paragraph 4, below.

         b. Average Stock Price - means the average of the daily high and low price for ENERGY WEST Incorporated stock for the months of June, July and August.

         c.   Base Stock Price -- means an ENERGY WEST stock price of $8.85.


         d. EPS -- means earnings per share as reported in the audited financial statements of ENERGY WEST, Incorporated.

         e. Maximum Incentive means $600,000 which shall be the total amount of incentive paid out under the plan unless in year three the EPS exceeds the $.85 target, in which case the Maximum Incentive shall be increased by the percentage that the actual 2002 EPS exceeds $.85 EPS. For example if the actual EPS in fiscal year 2002 is $.90, the maximum incentive would be $.90 divided by $.85 times $600,000, or $635,280.

         f. Participant -- A person is a Participant in the plan if he or she is in one of the following positions during the three fiscal years covered by the plan, fiscal years ending June 30, 2000, 2001 and 2002. Member of the Board of Directors, Chief Executive Officer, Executive Vice President; Controller, Corporate Vice President, Manager of ENERGY WEST Resources, Manager of Information Systems, Manager of Great Falls Division of ENERGY WEST Montana.



         g. TSR -- means total shareholder return as calculated by adding dividends paid from July 1, 1999 to June 30, 2002 combined with the increase in the price of ENERGY WEST Incorporated stock. The increase in the price of ENERGY WEST Incorporated stock will be determined by subtracting the base price ($8.85) from the average stock price for the months of June, July and August of any of the three years 2000, 2001 or 2002 The TSR goal of 50% by 2002 will be achieved if the combination of stock price appreciation and total dividends paid equals or exceeds $4.425 (8.85/2).

3.  QUALIFICATION

A Participant qualifies for one of the Annual Incentives if he or she satisfies the definition of Participant at any time during a fiscal year covered by this Plan and qualifies as a Participant on the last day of the fiscal year. Participants who do not qualify as Participants on the first day of the fiscal year but do qualify as a Participant on the last day of the fiscal year shall receive a partial incentive pro rated for the percentage of the year he or she qualified as a Participant. If a Participant is not employed at the end of the three year period, the incentive may be pro-rated at the discretion of the Compensation Committee of the Board.

4.  CALCULATION OF INCENTIVE

The plan covers the three fiscal years ending June 30, 2000, 2001 and 2002. An Annual Incentive will be available in each of those fiscal years if the following EPS targets are achieved: fiscal year 2000 EPS of $.70; fiscal year 2001 EPS of $77; fiscal year 2002 either EPS of $.85 or, in the alternative, a three year TSR of 50%. (EPS targets are calculated on a fully diluted basis).

The Phantom shares identified in paragraph 2-a are used to calculate the annual incentive. In fiscal year 2000, 20% of the allocated shares are used in the calculation. In fiscal year 2001, 30% of the allocated shares are used in the calculation. In fiscal year 2002, 50% of the allocated shares are used in the calculation. Once the EPS (or TSR) target is met, the level of incentive is calculated by multiplying the applicable number of shares by the difference between the Average Stock Price for the relevant year and $8.85. To this number is added a number calculated by multiplying the dividends per share declared subsequent to June 30, 1999 by the number of applicable phantom shares allocated to the Participant.

See examples of incentive calculation on the following page. Those examples calculate the incentives for the entire group. For allocation of the phantom shares among plan participants see attachment "A".

Example 1:        Average Share Price for fiscal year 2000 = 9.50.
                  Dividends declared in fiscal year total $.50 per share
                  EPS Target of $.70 is achieved

                  The incentive would be calculated as follows:

       $9.50 - $8.85= $.65 + $.50 = $1.15 x (183,000 x 20% = 20,368) = $23,425
                                                                       -------

Example 2:        Average Share Price for fiscal year 2001 = 10.50.
                  Dividends declared in fiscal year total $.53 per share
                  Dividends declared in fiscal year 2000 total $.50 per share
                  EPS Target of $.77 is achieved


       10.50 - $8.85 = $1.65 + $.53 + $50 = $2.68 x (183,000 x 30% =54,900) = $147,132
                                                                              --------

Example 3:        Average Share Price for fiscal year 2002 = 12.85.
                  Dividends declared in fiscal year 2002 total $.56 per share
                  Dividends declared in fiscal year 2001 total $.53 per share
                  Dividends declared in fiscal year 2000 total $.50 per share
                  EPS Target of $.85 is achieved

       11.85 - $8.85 = $3.00 $.56 + $.53 + $50 = $4.59 x (183,000 x 50% = 91,500) = $419.985
                                                                                    --------


If the total incentive paid over the three years exceeds the Maximum Incentive, the Participant will receive a percentage of the calculated incentive for the third year. That percentage will be equivalent to the percentage derived by dividing the total amount of the incentive that would have been paid out had no maximum been applied into the Maximum Incentive. For example, if the total incentives calculate to $700,000 for the three year period; and the Maximum Incentive is equivalent to $650,000, then the Participant will receive 93% of his calculated incentive.

                                 ATTACHMENT "A"


Title                              Shares Per Participant          Total Shares

CEO                                       30,500                       30,500
Vice President                            18,300                       73,200
Assistant Vice President                  12,200                       24,400
Manager of MIS                             6,100                        6,100
Great Falls Division Mgr                   6,100                        6,100
Manager of EWD                             6,100                        6,100
Manager of EWR                             3,050                        3,050
Manager of EWR                             3,050                        3,050
Director of Operations                     6,100                        3,050
RMF Manager                                3,050

Non-employee
Member of the Board                        3,050                       21,350

Total                                                                 183,000
